For the semi-annual period ended (a) September 30, 2000
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on July 12, 2000. At such meeting the stockholders elected the entire slate of Class II Directors, ratified the selection of independent accountants and approved the shareholder's proposal requesting the Directors to take action to liquidate the Fund.


a)	Approval of Directors

					Affirmative	 Shares
					votes cast
	Withheld

		 Robert H. Burns		3,782,125.930	3,188,077.692
		 Douglas Tong Hsu		3,773,990.481	3,196,213.141
 David G.P. Scholfield	3,782,125.930	3,188,077.692

b)	Approval of Independent Accountants

			Affirmative	Negative		Shares
 			Votes Cast		Votes Cast
	Abstained
	5,099,325.853	134,791.026	1,730,086.742

c)	Approval to Liquidate the Fund

			Affirmative	Negative		Shares
 			Votes Cast		Votes Cast
	Abstained
		4,453,148.024	2,287,739.598	229,316